         Grey Advertising Inc. and Consolidated Subsidiary Companies
                                 Exhibit - 11
     Statement Re: Computation of Net Income Per Common Share (Unaudited)





                                                          FOR THE THREE MONTHS ENDED         FOR THE SIX MONTHS ENDED
                                                                   JUNE 30,                           JUNE 30,
                                                     ----------------------------------------------------------------------
                                                            1995              1994             1995              1994
                                                     ----------------------------------------------------------------------
 PRIMARY
  Average shares outstanding(1)                           1,294,583        1,267,359         1,297,331        1,267,722
  Net effect of dilutive stock options-
   based on the treasury stock method
   using average market price                                25,906           18,504            23,460           18,368
                                                     ----------------------------------------------------------------------
   TOTAL                                                  1,320,489        1,285,863         1,320,791        1,286,090
                                                     ======================================================================
 Net Income                                              $6,007,000       $5,080,000        $9,699,000       $8,290,000
 Less: Effect on dividend requirements
   and the change in redemption value
   of redeemable preferred stock                           (357,000)        (329,000)         (644,000)        (474,000)
                                                     ----------------------------------------------------------------------
 NET EARNINGS USED IN
   COMPUTATION                                           $5,650,000       $4,751,000        $9,055,000       $7,816,000
                                                     ======================================================================
 Per share amount                                             $4.28            $3.69             $6.86            $6.08
                                                     ======================================================================
 FULLY DILUTED
   Average shares outstanding(1)                          1,294,583        1,267,359         1,297,331        1,267,722
   Net effect of dilutive stock options-
     based on treasury stock method
     using the period-end market price,
     if higher than average market price                     31,807           18,504            32,089           18,816
   Assumed conversion of 8.5%
     convertible subordinated debentures
     issued December 1983                                    50,999           50,999            50,999           50,999
                                                     ----------------------------------------------------------------------
     TOTAL                                                1,377,389        1,336,862         1,380,419        1,337,537
                                                     ======================================================================
 Net Income                                              $6,007,000       $5,080,000        $9,699,000       $8,290,000
 Less: Effect of dividend requirements
   and the change in redemption value
   of redeemable preferred stock                           (357,000)        (329,000)         (644,000)        (474,000)
 Add: 8.5% convertible subordinated
   debentures interest net of income
   tax effect                                                35,000           35,000            69,000           69,000
                                                     ----------------------------------------------------------------------
 NET EARNINGS USED IN
   COMPUTATION                                           $5,685,000       $4,786,000        $9,124,000       $7,885,000
                                                     ======================================================================
 Per share amount                                             $4.13            $3.58             $6.61            $5.90
                                                     ======================================================================

(1) Includes 54,287 shares and 27,273 shares for 1995 and 1994, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive Plan.





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